EXHIBIT 10.24
                                 STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") IS MADE AS OF MARCH 31, 2002, BY ALEXANDER & WADE, A NEVADA CORPORATION, ("BUYER"), AND THE MAJESTIC COMPANIES, LTD., A NEVADA CORPORATION, ("SELLER").

                                      RECITALS

Seller desires to sell, and Buyer desires to purchase, Eighty-Seven and Five-Tenths Percent (87.5%) of the issued and outstanding shares (the "Shares") of capital stock of Majestic Financial Ltd., a Maryland corporation (the "Company or Corporation"), for the consideration and on the terms set forth in this Agreement. It is agreed that the remaining Twelve and Five-Tenths Percent (12.5%) will be distributed as a Dividend to the shareholders of record of the Seller as of the Record Date.

The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS

1.1. "ACQUIRED COMPANIES"- the Company and their Subsidiaries, including, North American Industrial Vehicles, a Delaware corporation, collectively.

1.2. ACQUISITION COMPANY" - in the event of an assignment of a majority and controlling shares herein, any entity that is in the financial services or corporate formation business or otherwise compatible with Seller's or Buyer's businesses and has a similar or greater financial strength to that of Buyer. In the event of assigning a minority interest, then any entity would qualify.

1.3.  "APPLICABLE CONTRACT" - any Contract

     (a)  under which an Acquired Company has or may acquire any rights,

     (b) under which an Acquired Company has or may become subject to any obligation or liability, or

     (c) by which an Acquired Company or any of the assets owned or used by it is or may become bound.

1.4. "AMENDMENT" - any substantive change to any material term of this Agreement. Any change, modification, alteration, deletion, addition or the like to this written Agreement, whether it is a substantive change to any material term herein or not, must be in writing and signed by the parties hereto to have any effect against a party hereto.

1.5. "BEST EFFORTS" - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible provided, however, that an obligation to use Best Efforts under this Agreement dose not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

1.6 "BREACH" - a Breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been:

     (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or

     (b) any claim (by any Person) or other occurrence or was inconsistent with such representation, warranty, covenant, or other provision, and

     (c) the term Breach means any such inaccuracy, breach, failure, occurrence, or circumstances.

1.7.  "BUYER" - as defined in the first paragraph of this Agreement.

1.8. "CLOSING" - is scheduled herein to take place on or before the 31st day of March 2002.

1.9. "CLOSING DATE" - is March 31, 2002. This will be the effective purchase date as soon as Closing is completed.

1.10.  "COMPANY" - as defined in the Recitals of this Agreement.

1.11. "CONSENT" - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.12. "CONTEMPLATED TRANSACTIONS" - all of the transactions contemplated by this Agreement, including:

     (a)  the sale of the Shares by Seller to Buyer;

     (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

     (c) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

1.13. "DIVIDEND DISTRIBUTION" - The Seller will distribute all or portion of the remaining Twelve and Five-Tenths Percent (12.5%) to the shareholders of Record of the Seller after the Closing of this Agreement. It is understood that the dividend will be pro-rata pursuant to the ownership of shares in the Seller on the Record Date.
It shall be the financial responsibility of the Seller to provide for the costs related to the Dividend Distribution. The Dividend
Distribution shall begin no later than ninety days after the Closing Date.

1.14. "ENCUMBRANCE" - any change, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, of first refusal, or restriction of any kind, including any restriction on use, voting transfer, receipt of income, or exercise of any other attribute of ownership.

1.15. "FORWARD SPLIT" - there is 1 share outstanding prior to the consummation and execution of this Agreement. Pursuant to this Agreement, the 1 Share will be split according to the interest being acquired (87.5%) by the Buyer and the interest being retained (12.5%) by the Seller. The 1 share will be forward split by a ratio of 20,000,000 to 1, such that, after the split, Seller will retain 2,500,000 shares to be delivered pursuant to the Dividend Distribution in Section 1.13, and the Buyer will own 17,500,000 shares of the Corporation.

1.16. "GAAP" - generally accepted United States accounting principles, applied on a basis consistent with any financial statements that were prepared and provided pursuant to this Agreement.

1.17. "GOVERNMENTAL AUTHORIZATION" - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.18.  "GOVERNMENTAL BODY" - any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b)  federal, state, local municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d)  multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.19. "KNOWLEDGE" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

1.20. "LEGAL REQUIREMENT" - any republic, commonwealth, country, federal, state, local, municipal, foreign, international, multinational, governmental administrative order, constitution, law, ordinance, act, regulation, statute, or treaty affecting or imposed upon the parties hereto, including all Subsidiaries, and including any action or decision of a Court of competent jurisdiction directed at the parties hereto or any of the Subsidiaries and whether or not civil or common law principals are applied.

1.21. "ORDER" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.22. "ORDINARY COURSE OF BUSINESS" - an action taken by a Person is being deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

     (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority); in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

1.23.  "ORGANIZATIONAL DOCUMENTS" - include:

     (a) the articles or certificate of incorporation and the bylaws of a corporation; and

     (b)  any amendment to any of the foregoing.

1.24. "PERSON" - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental body.

1.25. "PROCEEDING" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.26. "RECORD DATE" OR "SHAREHOLDERS OF RECORD" - shall be any and all shareholders of the Seller on April 30, 2002.

1.27. "REPRESENTATIVE" - with respect to a particular Person, is any director, officer, employee, agent, consultant, advisor, or other representative of such Person.

1.28.  "SELLER" - as defined in the first paragraph of this Agreement.

1.29.  "SHARES" - as defined in the Recital of this Agreement.

1.30. "SUBSIDIARY" - with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

1.31. "TAX" - any tax (including any income tax, tax on capital gains, excise tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

1.32. "THREATENED" - a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other mater is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.  SALE AND TRANSFER OF SHARES; CLOSING

2.1. Seller will receive from Buyer Ten Thousand Dollars ($10,000.00), and other good and valuable consideration, specifically; the Buyer shall assume the responsibility and liability of debt currently owed to Francis Zubrowski by the Seller. This amount of debt that is being assumed by the Buyer is One Hundred and Ten Thousand, Four Hundred and Ninety Dollars and Thirty-One Cents ($110,490.31), hereinafter "Zubrowski Debt". The Seller shall have no further liability whatsoever for the Zubrowski Debt. It is further agreed to by Zubrowski, as a signatory to this Agreement in his capacity as Officer of both the Buyer and the Seller, to forever waive any and all rights related to the Zubrowski Debt against the Seller. For the purposes of this Agreement the terms shall be as follows:

     a) STRUCTURE AND PURCHASE PRICE. For Ten Thousand Dollars and the assumption of the Zubrowski Debt, the Buyer agrees to purchase Eighty-Seven and Five-Tenths Percent (87.5%) of the issued and outstanding shares of common stock of Majestic Financial, a Maryland corporation.

      b) ASSETS. Assets to be acquired include all assets to which the Corporation holds legal or equitable title, or both.

2.2. ASSETS INCLUDED IN SALE. Assets of the Corporation to be acquired by Buyer in the purchase of the Shares include, but are not limited to, all software, trade name, logos, copyrights, trademarks, shelf companies, accounts receivable, work in process, furniture, office equipment, computers, records, contracts and such other supplies and incidentals as agreed upon and listed prior to closing. Seller represents that such assets include all assets maintained by Seller as of March 31, 2002 plus all acquired assets to date of Closing, with the exception of any assets that may have been exchanged for new assets in the ordinary course of business and that the items would be important to the future continuity and growth of the Seller.

2.3. LIABILITIES AND INDEMNIFICATION. It is expressly agreed and understood that Buyer assumes total liability for any and all outstanding obligations of the Corporation in existence at the time of closing, including the Zubrowski Debt. Any unsecured personal property taxes, rents, insurance, deposits and similar expenses shall be prorated at closing. Buyer shall indemnify and hold Seller harmless from and against any and all claims that are made for any liability relating to acts, omissions or material misrepresentations of Seller or its agents relating to Seller.

2.4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, jointly and severally, represents and warrants that:

      a) That the Board of Directors has signed the appropriate resolution whereby it was resolved that the Seller had authorized this sale in the manner which is described herein.

      c) The Buyer shall have the right to conduct a due diligence review of records of Seller prior to Closing. Cost of due diligence review shall be borne by Buyer.

3.  REPRESENTATIONS AND WARRANTIES OF PARTIES

3.1.  STOCK OF CORPORATION

     a) CAPITAL STRUCTURE. All the Shares are validly issued, fully paid, and nonassessable and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

     b) TITLE TO SHARES. Seller is the sole shareholder and owner, beneficially and of record, of all the shares of Corporation free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions.

3.2.  LIABILITIES

     a) DEBTS, OBLIGATIONS, AND LIABILITIES. All debts, obligations and/or liabilities, whether known or unknown, of the Corporation, shall, upon the execution of this Agreement, remain with the Corporation and the Seller shall have no further debt, obligation or liability for the debts, obligations and liabilities of the Corporation.

3.3.  LITIGATION

     a) To the best knowledge of Seller, there is not pending or threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Corporation, or any of the business, assets, or financial condition. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents where requested. The
Corporation is not in default with respect to any order, writ, injunction, or decrees of any federal, state, local, or foreign court, department, agency, or instrumentality.

3.4.  AUTHORITY AND CONSENTS

     a) Seller has the right, power, legal capacity, and authority to enter into, and perform its respective obligation under, this agreement, and no approvals or consents of any persons other than Seller are necessary in connection with it. The execution and delivery of this agreement by Corporation have been duly authorized by all necessary corporate action on the part of Corporation.

3.5.  CORPORATE DOCUMENTS

     a) Seller has furnished to Buyer for its examination where requested (1) copies of the articles of incorporation and bylaws of Corporation; (2) the minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and boards of directors of Corporation; and (3) the stock transfer books of Corporation setting forth all transfers of any capital stock.

3.6. SELLER'S REPRESENTATIONS AND WARRANTIES. To induce Buyer to purchase its stock, Seller jointly and severally represents and warrants the following:

     a) CORPORATION DULY ORGANIZED. Corporation is a business corporation and is authorized to engage in any legal business.

      b) CORPORATION IN GOOD STANDING. Corporation is in good standing. All taxes currently due, including income and franchise taxes have been paid. There are no pending actions or proceedings to limit or impair Corporation's power to engage in business or to dissolve Corporation.

      c) STOCK PROPERLY ISSUED. Sellers' shares constitute all the issued and outstanding shares of Corporation's stock. The shares have been properly issued and are fully paid and nonassessable.

      d) SHARES FREE OF LIENS OR ENCUMBRANCES. Sellers' shares are free of any liens, encumbrances, or agreements of any kind, including stockholders' agreements or voting trusts.

      e) NO NEW CONTRACTS BEFORE CLOSING. Corporation will not enter into any new contracts or agreements between the date of this Agreement and the closing except in the regular course of business.

3.7.  BUYER'S REPRESENTATIONS.

     a) Buyer has the right, power, legal capacity, and authority to enter into, and perform its respective obligation under, this agreement, and no approvals or consents of any persons other than Buyer are necessary in connection with it. The execution and delivery of this agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.

      b) Buyer represents and warrants that Buyer has inspected Corporation's premises, inventory, furnishings, fixtures, equipment, and other physical assets and knows their condition. Buyer further represents and warrants that Buyer has examined Corporation's books of account and other business records and is satisfied that they properly reflect Corporation's past and present earnings and financial condition. Buyer represents and warrants that Buyer has not relied upon any representations by Seller or others as to Corporation's past or present earnings or its prospects of future earnings.

4.  REMEDIES, ARBITRATION

4.1. Any controversy or claim arising out of, or relating to, this agreement, or the making, performance, or interpretation of it, shall be settled by arbitration under the commercial arbitration rules of the American Arbitration Association then existing, and judgment of the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy.

     a) Arbitrators shall be persons experienced in negotiating, making, and consummating acquisition agreements.

4.2. SPECIFIC PERFORMANCE AND WAIVER OF RESCISSION RIGHTS. Each party's obligation under this agreement is unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be a simple matter to measure the resulting damages; accordingly, the non defaulting party or parties, in addition to any other available rights or remedies, may not sue in equity for specific performance, and the parties each expressly affirm the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it or they may have to rescind this agreement or the transaction consummated by it; provided, however, that this waiver shall not affect any other rights or remedies available to the parties under this agreement or under the law.

4.3. RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

4.4. DEFAULTS PERMITTING TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of its or their warranties, covenants, or agreements under this agreement, the non defaulting party or parties may on the closing date give notice of termination of this agreement, in the manner provided in this Agreement. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination.

5. NATURE AND SURVIVAL REPRESENTATIONS AND OBLIGATIONS. The representations and warranties made by the parties to this agreement, and their respective obligations to be performed under its terms at or before the Closing Date, shall expire with, and be terminated and extinguished by, the Closing, and consummation of the Closing shall be conclusive evidence that each party is fully satisfied with the facts constituting the basis of the representations and warranties of the other parties and with the performance of their obligations. This paragraph shall not affect any obligation of any party under this agreement that is permitted to be performed, in whole or in part, after the Closing. All representations, warranties, covenants, and agreements of the parties contained in this agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the Closing.

6. NOTICES. All notices, requests, demands, and other communications under this agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed.

7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

8. SECTION HEADINGS. The heading of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

9. WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,

10. EXCLUSIVE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms and conditions of the Agreement between the parties with respect to its subject matter. This Agreement will not be amended except by a written agreement executed by the Buyer and Seller.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLER:                                         BUYER:

/s/Francis Zubrowski                           /s/Francis Zubrowski

The Majestic Companies, Ltd.                   Alexander & Wade, Inc.
A Nevada Corporation                           A Nevada Corporation
Francis Zubrowski, CEO                         Francis Zubrowski, CEO